Exhibit 5.2

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts. com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

March 9, 2012

074187.0102

Marathon Oil Corporation

5555 San Felipe Street

Houston, Texas 77056-2723

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Marathon Oil Corporation, a Delaware corporation (“Marathon”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale from time to time of up to 3,000,000 shares of common stock, par value $1.00 per share, of Marathon (the “Shares”) pursuant to Marathon’s Dividend Reinvestment and Direct Stock Purchase Plan (as amended and restated, the “Plan”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of Marathon’s Restated Certificate of Incorporation and By-laws, each as amended to date, the Plan, the corporate records of Marathon, including minute books of Marathon as furnished to us by you, certificates of public officials and of representatives of Marathon, statutes and other instruments and documents as a basis for the opinion hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of Marathon and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinion below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by Marathon for the Shares will not be less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, with respect to the Shares that are to be issued as newly issued shares by Marathon, such Shares have been duly authorized by all necessary corporate action on the part of Marathon and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to matters of the contract law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit

Marathon Oil Corporation	2	March 9, 2012

5.2 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

TWP/JAR